UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 16, 2007 (November 12, 2007)
Date of Report (Date of earliest event reported)

AFTERSOFT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regus House, Herons Way Chester Business Park
Chester CH4 9QR
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 489 3138

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 12, 2007, Aftersoft Group, Inc. (“we,” “us,” or the “Company”), divested all of the shares in our subsidiary, EXP Dealer Software Limited (“EXP”). Pursuant to the terms of the Share Sale Agreement (the “Agreement”), EU Web Services Limited (“EU Web Services”) agreed to acquire, and we agreed to sell, the entire issued share capital of EXP currently owned by us.

In consideration for the sale, EU Web Services agreed to issue to the Company, within twenty-eight (28) days from the Agreement’s execution, Ordinary £0.01 shares in its parent company having a fair market value of $3,000,000 at the date of issuance of such shares. Further, the Agreement provided that we are also to receive additional consideration in the form of: (i) Ordinary shares in EU Web Services having a fair Market value of $2,000,000 as of the date of issuance, provided that EU Web Services is listed and becomes quoted on a recognized trading market within six (6) months from the date of the Agreement; or (ii) If EU Web Services does not become listed within the time period specified, Ordinary shares in the EU Web Services’ parent company having a fair market value of $2,000,000 as of the date of issuance.

This description is qualified in its entirety by reference to a copy of the Agreement, which is appended hereto as Exhibit 99.1.

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 12, 2007, Aftersoft Group, Inc. divested itself of EXP Dealer Software Limited. Reference is made to Item 1.01 above and a copy of the Agreement, which is attached hereto as Exhibit 99.1.

 Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Share Sale Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 16, 2007
Aftersoft Group, Inc.

	By:	/s/ Ian Warwick
Name: Ian Warwick
Title: Chief Executive Officer